United States securities and exchange commission logo





                      June 8, 2021

       Antonio Migliarese
       Chief Financial Officer
       CytoDyn Inc.
       1111 Main Street, Suite 660
       Vancouver, Washington 98660

                                                        Re: CytoDyn Inc.
                                                            Form 10-K for the
Fiscal Year ended May 31, 2020
                                                            File No. 000-49908

       Dear Mr. Migliarese:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences